UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 14, 2008

THERMAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2008, Thermage, Inc., a Delaware corporation (“Thermage”) extended an advance of $5,000,000 to Reliant Technologies, Inc., a Delaware corporation (“Reliant”) pursuant to a secured bridge financing in connection with the execution and delivery of an Agreement and Plan of Merger and Reorganization made and entered into as of July 7, 2008 by and among Thermage, Relay Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Thermage, Reliant, and with respect to Articles VIII and X only, Steven Mendelow as Securityholder Representative and U.S. Bank National Association as Escrow Agent as filed on the Current Report on Form 8-K/A dated July 11, 2008.

The advance is evidenced by a secured promissory note issued by Reliant. The advance is secured by a subordinated lien on substantially all assets of Reliant excluding intellectual property pursuant to the terms of a security agreement between Reliant and Thermage. The secured promissory note bears interest at a rate of 15% per annum and is due (subject to the subordination described below) on the earliest to occur of (a) 365 days after the effective date of the acquisition by Thermage of Reliant, (b) ten days after the effectiveness of a change of control of Reliant other than pursuant to the merger agreement between Thermage and Reliant, and (c) upon the occurrence of an event of default under the secured promissory note, which include customary events of default, including payment defaults, covenant defaults, cross-defaults to other indebtedness, bankruptcy and certain other insolvency defaults and judgment defaults. Indebtedness under the secured promissory note is subordinated in right of payment and in liens to existing debt of Reliant outstanding under the loan facilities with each of Pinnacle Ventures, LLC and its affiliates and Comerica Bank.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.18	Secured Promissory Note dated July 14, 2008 by and between Thermage, Inc. and Reliant Technologies, Inc.

10.19	Security Agreement dated July 14, 2008 by and between Thermage, Inc. and Reliant Technologies, Inc.

10.20	Subordination Agreement dated July 14, 2008 among Pinnacle Ventures I-A(SUB) (Q), L.P., Pinnacle Ventures I-B, L.P., Pinnacle Ventures I Affiliates, L.P. and Pinnacle Ventures, LLC, Comerica Bank and Thermage, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMAGE, INC.

By:	/s/ John F. Glenn
John F. Glenn Chief Financial Officer

Date: July 21, 2008